WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                         Omaha, Nebraska  68145


FOR IMMEDIATE RELEASE                Contact:  Robert E. Synowicki, Jr.
---------------------                      Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3000

                                                         John J. Steele
                                          Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036


    WERNER ENTERPRISES ANNOUNCES HIGHER FIRST QUARTER 2002 OPERATING
                          REVENUES AND EARNINGS

Omaha, Nebraska, April 16, 2002:
-------------------------------

     Werner Enterprises, Inc. (Nasdaq:WERN-news), one of the nation's largest truckload transportation companies, today reported higher operating revenues and earnings for the first quarter ended March 31, 2002. Operating revenues increased 3% to $312.6 million compared to $304.6 million in first quarter 2001. Net income increased 12% to $10.6 million compared to $9.5 million in first quarter 2001. Earnings per share for first quarter 2002 were $.16 per share compared to $.15 per share earned in first quarter 2001.

     "I am pleased to report continued earnings growth during another challenging operating period," said Chairman and Chief Executive Officer, Clarence (C.L.) Werner. "By intensely monitoring and managing the fundamentals of our business on a day-to-day basis, we maintained our high miles per truck and low empty mile percentage. We further strengthened our rock-solid balance sheet, which is becoming increasingly attractive to shippers and drivers in these difficult times for the truckload industry."

     Freight volumes were noticeably lower in January 2002 compared to January 2001, similar to the year-over-year trend we experienced in the latter half of 2001. During February 2002, freight demand showed a modest improvement compared to a year ago, that strengthened toward the end of March 2002. Freight volumes for the first half of April 2002 have been lower than March 2002, and are about equal to volumes for the first half of April 2001. Until freight volumes improve to levels that will enable truckload carriers to recover cost increases in the form of rate increases, operating margins and returns on assets are likely to be lower than historical operating margins and returns on assets realized by the Company prior to the year 2000. As a result, we are proceeding cautiously with our fleet growth plans. Our primary focus continues to be the improvement of our operating margins.

     Average diesel fuel prices were about 25 cents per gallon lower in first quarter 2002, compared to the higher than normal prices of first quarter 2001. However, fuel prices during the quarter were just 10 cents a gallon lower at the end of the quarter, in March 2002 compared to March 2001. As first quarter 2002 progressed, fuel prices rose to higher than historical average price levels. In periods when fuel prices are higher, the Company collects fuel surcharge revenues from its customers to reimburse the Company for the high cost of fuel. These surcharge programs generally adjust weekly based on fuel pricing changes. The Company collects fuel surcharge revenues on miles that are billable to customers, but this generally does not include recovery for empty miles, out-of-route miles, and truck engine idling.

     The truckload industry continues to face a combination of negative factors that are causing weaker carriers to exit the market in record numbers. The weakened value of used trucks, skyrocketing liability and workers' compensation insurance premiums, more restrictive equipment lending standards, and the impact of new truck engine emission standards are some of these significant factors.

     In the past few months, the pricing for the Company's used trucks has stabilized. The Company has expanded its nationwide retail truck sales network that has been a leading seller of used Company trucks for over ten years. The buying power of being a large purchaser of trucks combined with its extensive retail truck sales network uniquely positions Werner Enterprises to minimize the impact of softness in the used truck pricing market. The Company is continuing its current three-year truck replacement cycle. The average age of the Company's truck fleet is 1.40 years as of March 31, 2002.

     Renewing adequate trucking insurance coverage and managing skyrocketing insurance rate increases has become a huge problem for many truckload carriers. As the insurance market has hardened, some insurers have stopped writing coverage for the truckload industry or have reduced their exposure to this sector. Some truckload carriers have reacted to large premium rate increases by reducing their liability insurance coverage amounts, some as low as the minimum allowable level required by the U.S. Department of Transportation of $750,000 per claim. Werner Enterprises had the foresight to self-insure and manage most of its liability and workers' compensation insurance claims with qualified Risk Department professional employees over ten years ago. For high dollar liability and workers' compensation claim coverage, the Company has insurance with reputable insurance carriers. As a result of the Company's self-insurance program, higher insurance rates have had a less significant impact on the Company compared to many carriers.

      Truckload transportation is a capital-intensive business. Returns in the truckload sector have been depressed for the last two years. Many private and some public truckload carriers have a substantial amount of debt, both on and off their balance sheets. As used truck prices have fallen below equipment loan values, some trucking lenders have incurred substantial losses. These lenders have radically altered their lending terms, making it much more difficult for many carriers to replace their truck fleets with new equipment. Werner Enterprises, on the other hand, controls its destiny. The Company's solid financial position and strong cash flow enable it to continue to maintain a premium truck fleet and prudently add equipment when it makes sense from an operating margin standpoint.

     The Company's financial position remains very strong as its invested cash position of $86 million exceeds its remaining debt. Stockholders' equity has grown to $602 million. The Company's cash flow remains strong.

     On March 14, 2002, Werner Enterprises effected a 33 1/3 percent stock dividend, in the form of a four-for-three stock split. All share and per-share information included in the accompanying income statement data has been retroactively adjusted to reflect the stock split.

     "Werner Enterprises is committed to improving earnings growth and shareholder value. Our performance the last few quarters shows that we are making progress. Our size, excellent service, advanced technology, financial strength, and experienced workforce provide our Company with significant competitive advantages. We are excited and optimistic about the future of Werner Enterprises," said C.L. Werner.


                                       INCOME STATEMENT DATA
                                            (Unaudited)
                             (In thousands, except per share amounts)

                             Quarter       % of      Quarter       % of
                              Ended      Operating    Ended      Operating
                             3/31/02     Revenues    3/31/01     Revenues
                             --------    --------    --------    --------
Operating revenues           $312,575       100.0    $304,577       100.0
                             --------    --------    --------    --------

Operating expenses:
   Salaries, wages and
     benefits                 115,502        37.0     109,074        35.8
   Fuel                        25,061         8.0      35,064        11.5
   Supplies and maintenance    30,056         9.6      26,944         8.9
   Taxes and licenses          23,882         7.7      23,078         7.6
   Insurance and claims        11,606         3.7      10,741         3.5
   Depreciation                29,202         9.3      29,195         9.6
   Rent and purchased
     transportation            55,415        17.7      50,272        16.5
   Communications and
     utilities                  3,717         1.2       3,743         1.2
   Other                          849         0.3         407         0.1
                             --------    --------    --------    --------
      Total operating
        expenses              295,290        94.5     288,518        94.7
                             --------    --------    --------    --------
Operating income               17,285         5.5      16,059         5.3
                             --------    --------    --------    --------

Other expense (income):
   Interest expense               758         0.2       1,406         0.5
   Interest income               (674)       (0.2)       (894)       (0.3)
   Other                          212         0.1         419         0.1
                             --------    --------    --------    --------
      Total other expense         296         0.1         931         0.3
                             --------    --------    --------    --------

Income before income taxes     16,989         5.4      15,128         5.0
Income taxes                    6,371         2.0       5,673         1.9
                             --------    --------    --------    --------
Net income                    $10,618         3.4     $ 9,455         3.1
                             ========    ========    ========    ========

Diluted shares outstanding     65,310                  63,551
                             ========                ========
Diluted earnings per share       $.16                    $.15
                             ========                ========

                                       OPERATING STATISTICS
                                     (Quarter Ended March 31)
Average monthly miles per
  tractor                      10,087                  10,242
Average revenues per total
  mile (1)                     $1.210                  $1.189
Average revenues per loaded
  mile (1)                     $1.345                  $1.331
Average percentage of empty
  miles                         10.00%                  10.67%
Average tractors in service     7,882                   7,547
Average revenues per truck
  per week (1)                 $2,818                  $2,811
Non-trucking revenues (in
  thousands)                  $21,543                 $14,766
Total tractors (at quarter
  end)
     Company                    6,725                   6,440
     Owner-operator             1,175                   1,185
                             --------                --------
          Total tractors        7,900                   7,625

Total trailers (at quarter
  end)                         19,935                  19,860


(1)  Net of fuel surcharge revenues.



                                    BALANCE SHEET DATA
                                        (Unaudited)
                                      (In thousands)

                              As of                  As of
                             3/31/02                12/31/01
                             --------               --------
Cash and cash equivalents     $86,481                 $74,366

Current assets               $244,472                $236,067

Total assets                 $988,007                $964,014


Current liabilities          $160,125*               $152,257*

Total debt (current and
  long-term)                  $50,000                 $50,000

Stockholders' equity         $602,456                $590,049


* Current liabilities include $30 million of debt which matures in November 2002.

       Werner Enterprises is a full-service transportation company providing truckload services throughout the 48 states, portions of Canada and Mexico. C.L. Werner founded the Company in 1956. Werner is one of the nation's largest truckload carriers with a fleet of 7,900 trucks and 19,935 trailers.

      Werner Enterprises' common stock is traded on The Nasdaq Stock Market under the symbol WERN. The Werner Enterprises web site address is www.werner.com.

      Note: This press release contains forward-looking statements, which are based on information currently available. Actual results could differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Item 7 of the Company's Annual Report on Form 10-K for the year ended December 31, 2001. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.